Exhibit 99

TITAN BEGINS FEASIBILITY STUDY FOR INCREASING OTR PRODUCTION

QUINCY, Ill. - April 19, 2007 - Titan International Inc.’s Board of Directors has approved the enlistment of Merrill Lynch to advise Titan on the financial feasibility of expanding off-the-road (OTR) tire production. Titan will explore the possibility of making an investment to produce 57- and 63-inch OTR radial tires, sizes that are in short supply in the mining industry.
“Titan has the engineering and technical expertise to offer these additional sizes,” said Chairman and CEO Maurice Taylor Jr. “We can help solve the tire shortage in these large sizes, but first we need to obtain commitments from mining companies. Tires are often mistaken as a commodity, but they are engineered products.”
Titan has researched production costs to manufacture up to 6,000 units of 63-inch tires yearly, and could be in production in 2008, but this will require an investment in larger building equipment and molds. Titan is the only company in the world that is able to produce every wheel and tire used in both the OTR and agricultural markets. There is no question that today’s equipment needs better-designed wheel and tire systems. Equipment, wheel and tire design all combine to jointly enhance job performance. Most tire companies have traditionally treated OTR and agricultural tires as the tail of the dog—two segments that are ancillary to their core business. In fact, all auto, truck and bus radial tires utilize superior 15-degree wheel designs. The OTR and agricultural markets continue to use the same out-dated and inefficient 5-degree wheel and tire designs from 70 years ago. Titan is increasing its selection of radial tires currently at its Bryan, Ohio, facility through size 51-inch using both the old and new 15-degree tire technology.
Merrill Lynch is expected to complete its assessment before a Titan board meeting scheduled on May 17, 2007.
Titan International, Inc. (NYSE: TWI), a holding company, owns subsidiaries that supply wheels, tires and assemblies for off-highway equipment used in agricultural, earthmoving/construction and consumer (including all terrain vehicles and trailers) applications.

Contact: Courtney Leeser
Communications Coordinator
(217) 221-4489